Exhibit 3.44

AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

GOODMAN MANUFACTURING COMPANY, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) is made as of March 31, 1995, by and among GOODMAN HOLDING COMPANY, a Texas corporation (“Holding”), and the Persons set forth on Exhibit A attached hereto.

W I T N E S S E T H:

WHEREAS, Goodman Manufacturing Company, L.P. (the “Partnership”) has heretofore been formed as a limited partnership under the Revised Texas Limited Partnership Act (the “Act”) pursuant to an Agreement of Limited Partnership dated as of January 1, 1994 (the “Original Agreement”); and

WHEREAS, the Partners of the Partnership wish to admit the Hutton Gregory Goodman 1994 Trust, the Hannah Jane Goodman 1994 Trust, the Mary Jane Goodman 1994 Trust, and the Harold Viterbo Goodman II 1994 Trust, acting by and through their Trustee, John B. Goodman; the Meg Goodman Daniel 1984 Grantor Trust, acting by and through its Trustees, John B. Goodman and Meg L. Goodman; the Betsy Goodman Abell 1984 Grantor Trust, acting by and through its Trustees, Betsy G. Abell and John B. Goodman; the John Bailey Goodman 1984 Grantor Trust, acting by and through its Trustees John B. Goodman and Thomas R. Reckling III; and the Harold G. Goodman 1984 Grantor Trust, acting by and through its Trustees Harold G. Goodman and John B. Goodman, as additional limited partners of the Partnership and to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the premise and the mutual promises and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

ORGANIZATION OF THE PARTNERSHIP

1.1 Continuation of Limited Partnership. The parties hereto continue the Partnership heretofore formed pursuant to the Act. The rights and liabilities of the Partners shall be as provided for herein and in the Act. Except as specifically provided in the Act, this Agreement shall govern the relations of the Partners and between the Partners and the Partnership. To the extent that this Agreement does not otherwise provide, the Act governs the relations of the Partners and between the Partners and the Partnership and the rights and liabilities of the Partners.

1.2 Organization Certificates. The Certificate of Limited Partnership (“Certificate”) has been filed under the Act. The General Partner shall file such amendments to or restatements of the Certificate of Limited Partnership, make such amendments of the Partnership records, and make such other filings and do such other things as are necessary or appropriate to maintain the Partnership as a limited partnership under the laws of Texas or any other state and as a partnership for federal income tax purposes.

1.3 Partnership Name. The business of the Partnership shall be conducted under the name of GOODMAN MANUFACTURING COMPANY, L.P. or such other name, including Goodman Manufacturing Company or the name of the General Partner, as the General Partner may select from time to time provided that such name shall include the words “Limited Partnership” or “Limited” or the abbreviations L.P. or Ltd. where necessary for the purpose of complying with the laws of any jurisdiction that so requires and the General Partner shall comply with all applicable laws. The Partnership may also do business under the assumed names of “Janitrol® Distributors” and “GMC®”. Each Partner hereby authorizes the General Partner as its agent and attorney-in-fact to execute and acknowledge on behalf of such Partner all business assumed name certificates required to be filed with any governmental authority.

1.4 Principal Office. The principal office of the Partnership shall be at 1501 Seamist, Houston, Texas 77008, but substitute or additional places of business may be established at such other locations as may, from time to time, be determined by the General Partner.

1.5 Term of Partnership. The Partnership commenced effective as of December 31, 1993, and shall remain effective until the earlier to occur of: (a) December 31, 2050; or (b) the date the Partnership is dissolved pursuant to the Act or any provision of this Agreement and until the Partnership is wound up and terminated.

1.6 Registered Agent and Registered Office. The Partnership shall maintain a registered office in the State of Texas at 1501 Seamist, Houston, Texas 77008. The name and address of the registered agent for service of process on the Partnership in the State of Texas is Thomas O. Burkett, 1501 Seamist, Houston, Texas 77008. The General Partner may at any time change the Partnership’s registered agent or the location of its registered office if it deems it advisable. Notification of any such change shall be given to the Limited Partners on or before the date of any such change.

1.7 Qualification in Other Jurisdictions. The General Partner shall cause the Partnership to be qualified or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business if such qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business therein. The General Partner shall execute, file, and publish all such certificates, notices, statements, or other instruments necessary to permit the Partnership to conduct business as a limited partnership in all jurisdictions where the Partnership elects to do business and to maintain the limited liability of the Limited Partners.

ARTICLE II

DEFINITIONS

2.1 Definitions. Whenever used in this Agreement, the terms set forth below shall be defined as follows:

(a) “Act” shall mean the Revised Texas Limited Partnership Act, as amended from time to time.

(b) “Agreement” shall mean this Amended and Restated Agreement of Limited Partnership, as amended from time to time.

(c) “Class A Limited Partners” shall mean Meg L. Goodman, Trustee of the Lucy Hughes Abell 1991 Trust and the Samuel Houston Abell 1991 Trust; Harriett S. Goodman, Trustee of the Daniel Children’s 1991 Trust; and Betsy G. Abell, Trustee of the JBG Children’s 1991 Trust. Each Class A Limited Partner is a limited partner of the Partnership.

(d) “Class B Limited Partners” shall mean John B. Goodman, Trustee of the Hutton Gregory Goodman 1994 Trust, the Hannah Jane Goodman 1994 Trust, the Mary Jane Goodman 1994 Trust, and the Harold Viterbo Goodman II 1994 Trust; Meg L. Goodman and John B. Goodman, Trustees of the Meg Goodman Daniel 1984 Grantor Trust; Betsy G. Abell and John B. Goodman, Trustees of the Betsy Goodman Abell 1984 Grantor Trust; John B. Goodman and Thomas R. Reckling III, Trustees of the John Bailey Goodman 1984 Grantor Trust; and Harold G. Goodman and John B. Goodman, Trustees of the Harold G. Goodman 1984 Grantor Trust. Each Class B Limited Partner is a limited partner of the Partnership.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Fair Market Value” shall mean, as to any non-cash property of the partnership, the fair market value thereof as determined in the General Partner’s good faith judgment using the following principles: (i) securities that are publicly traded and that are not subject to restrictions on sale will be valued taking into account the average of the last sale price on the principal national securities exchange on which they are traded on each business day during the three-month period ending immediately prior to the date of the determination, or if no sales occurred on any such day, the mean between the closing bid and asked prices on such day, or if the principal market for such securities is, or is deemed to be, in the over-the-counter market, their average closing bid price on each day during such period, as published by Nasdaq, or if such price is not so published, the mean between their closing bid and asked prices, if available, on each day during such period, which prices may be obtained from any reputable broker or dealer (and in each case taking into account, if applicable, trading volume) and (ii) all other assets (including securities the fair market value of which is not determinable pursuant to the foregoing provisions of this sentence) shall be valued at their fair market value based on all relevant factors including, without limitation, type of security, marketability (or absence thereof), restrictions of disposition, purchases of the same or similar securities by other investors, pending mergers or acquisitions, and current and prospective financial position and operating results of the issuer of such securities.

(g) “General Partner” shall mean the general partner of the Partnership which is initially Holding, and any other Person that becomes a successor or additional General Partner of the Partnership as provided herein, in such Person’s capacity as a General Partner of the Partnership.

(h) “Limited Partners” shall mean the Class A Limited Partners, the Class B Limited Partners, and any other Person who is a limited partner of the Partnership as shown on Exhibit A hereto or on the books and records of the Partnership at the time of reference thereto in such Person’s capacity as a limited partner of the Partnership.

(i) “Liquidating Trustee” shall mean the Person or Persons who liquidate the Partnership pursuant to Section 10.4.

(j) “Maximum Tax Rate” shall mean the highest stated tax rate applicable to any Limited Partner for federal and state income tax purposes.

(k) “Net Cash Flow” shall mean all funds received by the Partnership (other than funds received as sale or refinancing proceeds), less the sum of the following to the extent made from such funds (but not to the extent made from any other sources, including without limitation, from sale or refinancing proceeds, capital contributions, or cash reserves maintained pursuant to Section 9.5): (i) all principal and interest payments on mortgage and other indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures (including expenditures for capital improvements) incurred incident to the normal operation of the Partnership’s business; (iii) cash reserves maintained to fund any advances required pursuant to Section 4.10(b); and (iv) such additions to cash reserves, maintained pursuant to Section 9.5, as the General Partner shall determine. Any amount released from such a reserve that is not applied to the payment of any indebtedness of the Partnership shall be treated as Net Cash Flow at the time of the release.

(l) “Net Sale or Refinancing Proceeds” means the net cash proceeds realized by the Partnership from the refinancing, sale, or other disposition of any Partnership property, after deducting all expenses incurred in connection therewith, including brokerage fees and commissions and other costs, expenses, and liabilities related to the sale or refinancing or the Partnership properties affected thereby, and after application of any of such proceeds, at the sole discretion of the General Partner, toward the payment of any indebtedness of the Partnership that the General Partner deems advisable to pay and the establishment of such additions to cash reserves maintained pursuant to Section 4.10(b) or Section 9.5, as the General Partner shall determine. Any amount released from such a reserve that is not applied to the payment of any indebtedness of the Partnership shall be treated as Net Sale and Refinancing Proceeds at the time of the release.

(m) “Partners” shall mean the General Partner and the Limited Partners, unless otherwise indicated.

(n) “Partnership” shall mean the limited partnership formed and continued by and governed under and pursuant to this Agreement, which has heretofore been organized pursuant to the Original Agreement.

(o) “Partnership Interest” of a Partner shall mean, if the context indicates that the phrase refers to a number, the percentage interest in the profits of the Partnership as set forth on Exhibit “B” of this Agreement and made a part hereof, as the same may be adjusted from time to time pursuant to the terms of this Agreement and otherwise shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement together with all obligations of such Partner to comply with all terms and provisions of this Agreement.

(p) “Partnership Property” shall mean all of the assets and properties, subject to the liabilities, if any, contributed by the Partners (or their predecessors in interest) pursuant to this Agreement (or any predecessor agreement), and all other assets and properties subsequently acquired by the Partnership.

(q) “Person” shall mean any individual, corporation, partnership, trust, unincorporated organization or association, or other entity.

(r) “Preferred Capital Balance” on a date shall mean, with respect to each Class A Limited Partner, an amount equal to the excess, if any, of (i) such Partner’s capital account balance at March 31, 1995 as per Exhibit C; over (ii) the aggregate amount of all distributions made on or before such date to such Partner pursuant to Section 9.3(b) or 9.4(b).

(s) “Preferred Return” on a date shall mean, with respect to each Class A Limited Partner, an amount calculated on a daily basis (compounded annually as of December 31 of each year) from March 31, 1995, through that date at a rate equal to 15% per annum on the amount of such Partner’s Preferred Capital Balance on each day during such period.

(t) “Proposed Sale” shall have the meaning set forth in Section 4.4.

(u) “Selling Limited Partner” shall have the meaning set forth in Section 4.4.

(v) “Tax Liability” shall mean, with respect to any Partner and with respect to any taxable year of the Partnership, the estimated federal and state income taxes owed by such Partner as a result of the taxable income of the Partnership during such taxable year calculated at the highest marginal rate applicable to the income of such Partner.

(w) “Unpaid Preferred Return” as of a date shall mean, with respect to any Class A Limited Partner, the excess, if any, of (i) such Partner’s Preferred Return as of that date over (ii) the aggregate amount of all distributions made to such Partner pursuant to Sections 9.3(a) or Section 9.4(a) on or before that date.

ARTICLE III

PURPOSES AND POWERS

3.1 Purposes of the Partnership. The purpose and business of the Partnership shall be:

To engage in any lawful business for which limited partnerships may be organized under the Act.

3.2 Powers. The Partnership, through its General Partner, shall have the power to borrow funds for the purposes set forth in 3.1 hereinabove and to make such investments and expenditures and to take any and all actions permitted under the Act and which are necessary, convenient, incidental, customary or reasonably related to the business of the Partnership and any such action may be taken without the written consent or ratification of the Limited Partners.

ARTICLE IV

LIMITED PARTNERS

4.1 Rights of the Limited Partners. No Limited Partner shall be:

(a) Except as provided in the Act, liable for any of the obligations of the Partnership or to the General Partner beyond the amount of its capital contribution;

(b) Liable solely because of its interest in the Partnership, for any losses of any other Limited Partner;

(c) Liable beyond its contributions to Partnership capital, for any Partnership losses;

(d) Allowed to take part in the management or control of the Partnership business, or to sign for or to bind the Partnership, such power being vested solely and exclusively in the General Partner;

(e) Entitled to demand or be paid any salary;

(f) Entitled to demand or receive a return of its capital contribution or profits (or a bond or other security for the return of such contributions or profits), except to the extent of distributions that are received pursuant to the provisions hereof, until (i) all Partnership liabilities (except liabilities to Partners on account of their Partnership Interests) shall have been paid or sufficient Partnership assets then exist to pay them, or the Partnership is dissolved, and then only to the extent as permitted by law and elsewhere in this Agreement;

(g) Entitled to receive any interest on its capital contributions, except as provided herein;

(h) Entitled to priority over any other Limited Partner, either as to return of its capital contributions, or as to gains, losses, or distributions, except as provided herein;

(i) Entitled to a partition or division of Partnership Property, notwithstanding any other provision of law to the contrary; or

(j) Entitled to exercise any power under the Act to dissolve the Partnership without the unanimous consent of the Partners.

Each Limited Partner shall be entitled to vote in accordance with its Partnership Interest on any matter upon which the Limited Partners are specifically authorized to vote by the terms of this Agreement or upon which they are required to vote by the Act.

4.2 Admission of Additional Limited Partners. It is expressly understood and agreed that no additional Limited Partner shall be admitted to the Partnership without the written consent of all Partners. Assignees of Partnership Interests shall be substituted as Limited Partners in the Partnership in accordance with the provisions of Section 4.3. A person or entity (other than an assignee of a Partnership Interest) shall become an additional Limited Partner when all of the following shall have been completed:

(a) Execution of a counterpart of this Agreement;

(b) Contribution of the capital required of such person or entity prior to becoming a Limited Partner;

(c) Execution of any other document, certificate, or instrument, and the taking of such other action as the General Partner may reasonably request to evidence and perfect such person’s or entity’s admission as a Limited Partner;

(d) Acceptance of such person or entity as an additional Limited Partner by the General Partner and the Limited Partners as evidenced by their execution of a counterpart of this Agreement signed by such person or entity as an additional Limited Partner.

4.3 Assignment of Limited Partnership Interests and Admission of Substitute Limited Partners. Any unauthorized assignment or transfer of a Partnership Interest by a Limited Partner is void. A Limited Partner may not sell, assign, transfer, or encumber in any way its Partnership Interest unless all of the following steps have first been completed:

(a) The written approval of all of the Partners shall have been obtained to the specific sale, assignment, transfer, or encumbrance, which approval may be granted or denied in the unqualified discretion of the Partners. Notwithstanding the foregoing, any Limited Partner may transfer its Partnership Interest, and constitute his or its transferee a substituted Limited Partner, without the consent of the other Partners or compliance with this Section 4.3: (i) in the event a Limited Partner is an individual, to the members of his immediate family or a trust of which the members of his immediate family are the beneficiaries, (ii) if a Limited Partner is a trust, to the beneficiaries of the trust, or a successor trustee, and (iii) to evidence the inheritance of a Partnership Interest under either a will or the laws of descent and distribution; provided, however, that no Person to which a Partnership Interest is transferred pursuant to this Section 4.3(a) without the consent of the other Partners and compliance with the other provisions of this Section 4.3 shall have any right to make a subsequent transfer of its Partnership Interest without the consent of the other Partners and compliance with the provisions of this Section 4.3;

(b) The assignee to be substituted, the Limited Partners (either individually or by virtue of the General Partner’s power of attorney set forth in Section 5.6), and the General Partner shall have executed an appropriate amendment to this Agreement, and shall have executed all other certificates, instruments, and documents and taken all such additional action as the General Partner may deem appropriate to substitute the assignee as a Limited Partner and to preserve the limited liability status of the Partnership after completion of such sale or assignment;

(c) All costs and expenses, if any, incurred by the Partnership in effectuating the provisions of this Section 4.3, including all attorney’s fees and filing costs, shall have been reimbursed directly to the Partnership; and

(d) The assignee to be substituted shall have assumed any outstanding advances made by the Partnership to the assignor Partner pursuant to Section 4.10(a).

4.4 Obligation to First Offer Partnership Interest to Partners. In addition to the conditions in Section 4.3 above, any Limited Partner (the “Selling Limited Partner”) proposing to sell, transfer, assign, or otherwise dispose of its Partnership Interest (the “Proposed Sale”) must first inform the General Partner and all other Partners in writing of any Proposed Sale (which must be a bona fide Proposed Sale), and of the proposed buyer, transferee, or assignee and all relevant details and specific terms and conditions of such Proposed Sale and as a result, the Limited Partners shall have an option to buy all of the subject Partnership Interest on the same terms and conditions as the Proposed Sale. The Limited Partners may exercise their option by notifying the Selling Limited Partner of their intention to buy all (but not a portion) of the Partnership Interest and complying with the terms and conditions of the Proposed Sale within 45 days after receiving notice of the Proposed Sale including complete information on the details, terms and conditions thereof. The right of the Limited Partners to purchase such interest shall be in the same ratio that each Limited Partner’s Partnership Interest bears to the total Partnership Interests of all Limited Partners, excluding for such purposes the Partnership Interest of the Selling Limited Partner and any Limited Partner electing not to exercise this right of purchase. The Limited Partners may by agreement among themselves purchase such Partnership Interest in any other ratio agreeable to them, and to the extent that the Limited Partners decline to purchase such Partnership Interest, the General Partner shall have the right to purchase all (but not a portion) of the Partnership Interest not purchased by the Limited Partners. The General Partner’s right to purchase shall remain open for a period of ten days after the Limited Partners’ right to purchase has expired, i.e., 55 days after notice.

If all of such Partnership Interest is not purchased by the Limited Partners or the General Partner in accordance with the foregoing paragraph, such Partnership Interest may be sold, transferred, assigned, or disposed of by the Selling Limited Partner to the person and on the terms and conditions set forth in the notice; provided, however, that such sale must be completed no later than 60 days after the options to purchase of the Limited Partners and the General Partner have expired. If the Partnership Interest in question is not sold, transferred, assigned, or disposed of within the 60 day time period set forth above, the restrictions on sale, transfer, assignment, or other disposition shall again become effective, and the Limited Partner proposing to sell, assign, transfer, or dispose of his or its Partnership Interest thereafter must again issue a notice of intention to sell, assign, or transfer in accordance with these provisions.

4.5 Sales of 75% or More of the Partnership Interests. In the event of any contemporaneous or substantially contemporaneous sale or agreement to sell (whether for cash, securities, or other property) by one or more Partners (such Partners being referred to in this Section 4.5 as the “Selling Group”) of an aggregate of 75% or more of the Partnership Interests to a person or a group of persons (such person or group being referred to in this Section 4.5 as the “Purchaser”) in a bona fide third party transaction, and pursuant to a single plan or related plans for the sale of such Partnership Interests, and the failure of the Declining Partners (as hereinafter defined) to purchase all of the Partnership Interests of the Selling Group pursuant to Section 4.4, (i) the Selling Group shall have the option to purchase, or cause the purchase of, the Partnership Interests of the Declining Partner(s), and (ii) each of the Declining Partner(s) shall have the option to require the Selling Group to purchase, or cause the purchase of, the Partnership Interests then owned by such Declining Partner(s), in either case all in accordance with the following provisions of this Section 4.5. As used in this Section 4.5, the term “Sale” means a sale made or agreed to by the Selling Group in the manner described in the first sentence of this Section 4.5, the term “Consummation Date” means the date fixed for the consummation of a sale, the term “Declining Partner(s)” means the Partners who are not parties to such sale or agreement of sale, and the term “Comparable Price” means the amount that would be received by the Declining Partner(s) with respect to the Partnership Interests being sold by such Declining Partner(s) in a hypothetical liquidation of the Partnership in which the Selling Group received a distribution equal to the consideration to be received by the Selling Group for the Partnership Interests of the Selling Group proposed to be sold in the Sale.

(a) Option of Selling Group to Require Sale. Not less than 30 days prior to the Consummation Date, the Selling Group shall give written notice to the Declining Partner(s) setting forth in reasonable detail the name or names of the Purchaser, the terms and conditions of the Sale and the Consummation Date. If the Selling Group elects to exercise its option to purchase, or cause the purchase of, all (but not less than all unless the Declining Partner(s) elect to sell only their pro rata portion of the total amount of the Partnership Interests being sold as determined with reference to the respective holdings of Partnership Interests among the Selling Group and the Declining Partner(s)) of the Partnership Interests owned by the Declining Partner(s), the notice shall so state. If such option is not exercised by the Selling Group, the notice shall set forth an address for the giving of notice by the Declining Partner(s) of the exercise of the option granted to the Declining Partner(s) pursuant to paragraph (b) of this Section 4.5.

If the Selling Group exercises its option, the Declining Partner(s) shall, on the Consummation Date and conditioned upon and contemporaneously with the Sale, sell all Partnership Interests (or, at the election of the Declining Partner(s), the pro rata portion of such Partnership Interests as determined in the preceding sentence) owned by them to the Selling Group, or to the Purchaser if so designated in the notice of the Selling Group, at the Comparable Price and upon the same terms and conditions as those of the Sale. If the Selling Group is permitted by the preceding sentence to purchase the Partnership Interests of the Declining Partner(s) and elects to purchase (rather than cause the purchase of) the Partnership Interests owned by the Declining Partner(s), then the Selling Group must resell to the Purchaser the Partnership Interests so purchased from the Declining Partner(s) contemporaneously with the Sale at the same price at which the Selling Group purchased such Partnerships Interests from the Declining Partners(s). By execution of this Agreement, each Partner hereby irrevocably designates and appoints the members of any Selling Group, or any one of such members, as its or his attorney to transfer such Partner’s Partnership Interests on the books of the Partnership in connection with any sale made or required to be made by such Declining Partner pursuant to this paragraph (a), and each Partner hereby agrees to execute and deliver such instruments of conveyance and transfer and take such other action as the Selling Group or the Purchaser may reasonably require to carry out the terms and provisions of this paragraph (a).

(b) Option of Declining Partner(s) to Require Sale. If the Selling Group does not elect to purchase, or cause the purchase of, the Partnership Interests of the Declining Partner(s) by the exercise of the option granted the Selling Group under the foregoing provisions of this Section 4.5, each Declining Partner shall have the option to require the Selling Group to purchase, or cause the purchase of all, (but not less than all) the Partnership Interests owned by such Declining Partner.

Such option may be exercised by any Declining Partner by the giving of written notice of the exercise of such option to the Selling Group at the address set forth in the notice referred to in paragraph (a) of this Section 4.5 not less than ten days prior to the Consummation Date. The Selling Group shall, on the Consummation Date and conditioned upon and contemporaneously with the Sale, purchase, or cause the purchase by the Purchaser of, the Partnership Interests of each Declining Partner giving such notice and electing to exercise its or his option pursuant to this paragraph (b), such purchase to be at the Comparable Price and upon the same terms and conditions as those of the Sale. If any Declining Partner exercises its or his option under this paragraph (b), and if the Selling Group has elected to purchase (rather than cause the purchase of) the Partnership Interests owned by such Declining Partner, then the Selling Group must resell to the Purchaser the Partnership Interests so purchased contemporaneously with the Sale at the same price at which the Selling Group purchased such Partnership Interests from the Declining Partner. If the Selling Group shall fail to so purchase, or cause the purchase of, the Partnership Interests of any Declining Partner who shall have elected to exercise the option provided in this paragraph (b), then the Selling Group shall not consummate the Sale.

4.6 Survival of Liabilities. It is expressly understood and agreed that no sale, transfer, assignment, or disposition of a Partnership Interest, even if it results in the substitution of the assignee or vendee as a Limited Partner herein, shall release the assignor or vendor from those liabilities as to the Partnership that survive such assignment or sale as a matter of law. In addition, notwithstanding any other provision of this Agreement to the contrary, no sale, transfer, assignment, or other disposition of a Partnership Interest by a Limited Partner shall be permitted or recognized if at the time of such proposed sale, transfer, assignment, or disposition, such Partner has outstanding advances owed to the Partnership pursuant to Section 4.10(a) or otherwise without the prior written consent of all of the Partners unless contemporaneously with such sale, transfer, assignment, or disposition all amounts owed by such Partner to the Partnership pursuant to Section 4.10(a) or otherwise are repaid.

4.7 Freedom to Engage in Other Ventures. No Limited Partner shall, merely by virtue of its interest in the Partnership, be in any way prohibited from, or restricted in engaging in, or possessing an interest in, any other business venture of any nature.

4.8 Time of Assignment. It is agreed that assignments, transfers, sales, or other dispositions of a Partnership Interest of a Limited Partner herein shall be made effective only on the first day of a calendar month.

4.9 Withdrawal of Limited Partner. Unless otherwise specifically provided in this Agreement, Limited Partners shall not be entitled to withdraw or retire from the Partnership without the unanimous consent of the Partners.

4.10 Advances to Limited Partners. (a) If any Limited Partner (the “Borrowing Partner”) obtains a loan (the “Partner Loan”) from a financial institution (the “Lender”) and pursuant to Section 4.3(a), the Partners approve the Borrowing Partner’s grant of a security interest in the Borrowing Partner’s Partnership Interest to secure the Partner Loan, and if the written approval of the General Partner is also obtained as to the grant of such security interest, then the Partnership shall advance as a loan to the Borrowing Partner from time to time, upon the Borrowing Partner’s demand, sufficient funds to permit the Borrowing Partner to pay the outstanding principal, accrued and unpaid interest, and any fees or other amounts payable by the Borrowing Partner by reason of the Partner Loan as the same become due and payable, whether by maturity, acceleration, or otherwise; provided, however, that the aggregate principal amount of any such loans by the Partnership to a Borrowing Partner at any time outstanding shall not exceed $1,750,000 per each one percent of Partnership Interest owned of record by such Borrowing Partner plus the amount of any interest, fees, or other amounts payable by such Borrowing Partner by reason of such Partner Loan owed by the Borrowing Partner to the Lender or to the Partnership. Each Borrowing Partner covenants and agrees to repay to the Partnership all advances made by the Partnership to such Borrowing Partner in accordance with the following terms and provisions; provided, however, that the obligation of the Borrowing Partner to repay the Partnership such advances and any other amounts payable by such Borrowing Partner pursuant to this Section 4.10 shall be a nonrecourse obligation of such Borrowing Partner that is payable only out of (i) distributions that the Borrowing Partner receives pursuant to this Agreement other than pursuant to Section 9.2 and (ii) the proceeds (whether in the form of cash, instruments, securities, or property) received by the Borrowing Partner from any disposition of its Partnership Interest in excess of the amount necessary to pay any federal, state, or local income taxes that the Borrowing Partner incurs by reason of such disposition; provided, further, that the Borrowing Partner shall not be required, by judicial process or otherwise, to make a sale, exchange, or other disposition of its Partnership Interest in order to pay any such obligation. Any advances made by the Partnership to a Borrowing Partner pursuant to this Section 4.10(a) shall bear interest at a rate equal to the greater of (i) the rate charged by the Lender on the Partner Loan paid with such advances or (ii) the lower of the Federal short-term rate at the beginning of the quarter or the alternate Federal short-term rate at the beginning of the quarter, each as defined in paragraph (b)(2) of Proposed Treasury Regulation §1.7872-3, which interest shall be due and payable quarterly, on the last day of each March, June, September, and December during the term that any advances are outstanding, but if such interest is not timely paid in full, the amount of interest that is due on such day and that is not paid shall (notwithstanding any other provision of this Agreement to the contrary) be deemed to be an advance by the Partnership to such Partner on such day and interest shall be payable upon such advance as provided in this sentence. The principal amount of any advances (including any interest that is treated as an advance) to a Borrowing Partner pursuant to this Section 4.10(a) shall be due and payable by the Borrowing Partner on or before the seventh anniversary of the first advance to such Borrowing Partner but may be paid at any time at the option of the Borrowing Partner without penalty; provided that any payment of principal by a Borrowing Partner shall be subordinated to the prior payment to the Lender of the Borrowing Partner’s Partner Loan and provided further that if such Borrowing Partner defaults in making any required prepayment of principal under this Section 4.10(a), the General Partner may demand immediate payment of the principal amount of all advances and accrued interest. Each Borrowing Partner covenants and agrees that any distributions pursuant to Sections 9.3, 9.4, 9.6, or 10.4 attributable to such Borrowing Partner’s Partnership Interest shall be applied to the prepayment of any outstanding advances to such Borrowing Partner or accrued interest owed by such Borrowing Partner under this Section 4.10(a) notwithstanding any sale, transfer, assignment, or other disposition of such Partnership Interest by the Borrowing Partner. Each Borrowing Partner irrevocably authorizes the General Partner to make in connection with each advance, or at the time of receipt of any payment of principal or interest, an appropriate notation on the Partnership’s records reflecting the making of such advance or the receipt of such payment (as the case may be). The outstanding amount of advances set forth on the Partnership’s records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Partnership, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the Borrowing Partner hereunder to make payments of principal of or interest on any advance when due.

(b) The Partners agree that no distributions will be made pursuant to Section 9.3 or 9.4 unless the Partnership has set aside a reserve out of Net Cash Flow or Net Sale and Refinancing Proceeds sufficient to permit the Partnership to make advances under this Section 4.10 so that all Borrowing Partners can pay the outstanding principal and accrued but unpaid interest due and payable on all Partner Loans as the same become due and payable, whether by maturity, acceleration, or otherwise.

(c) The Partners agree that the obligation of the Partnership to make loans to a Borrowing Partner for the purpose of enabling such Borrowing Partner to pay the outstanding principal and interest on any Partner Loan shall be absolute regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Partner Loan or the rights of the Lender with respect thereto. The Partners agree that the Partnership’s obligations under this Section 4.10 shall not be released, diminished, or impaired by, and the Partnership waives any rights that it might otherwise have that relate to:

(1) any lack of the validity or enforceability of the Partner Loan or any agreement or instrument relating thereto;

(2) any increase, reduction, extension, or rearrangement of the Partner Loan, and amendment, supplement, or other modification of any agreement or instrument relating thereto, or any waiver or consent granted under any agreement or instrument relating thereto, including waivers of the payment and performance of the Partner Loan;

(3) any grant of any security or support for the Partner Loan, including any pledge of collateral for the Partner Loan or any person guaranteeing or otherwise becoming liable for the payment or performance of the Partner Loan;

(4) any impairment of any security or support for the Partner Loan, including any full or partial release, exchange, subordination, or waste of collateral for the Partner Loan or any full or partial release of any person liable for the payment of the Partner Loan;

(5) any change in the organization or structure of any person liable for the payment of the Partner Loan, or the insolvency, bankruptcy, liquidation, or dissolution of any person liable for the Partner Loan;

(6) the failure to apply or any manner of applying payments of proceeds of any collateral against the Partner Loan;

(7) the failure of the Lender to give notice of the occurrence of any events or actions referred to in this Section 4.10(b), notice of any default or event of default, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing suit, notice of sale or foreclosure of any collateral for the Partner Loan, notice of the Lender’s transfer of the Partner Loan, notice of the financial condition of any person liable for the Partner Loan, or any other notice of any kind relating to the Partner Loan; and

(8) any other action taken or omitted by the Lender that affects the Partner Loan, whether or not such action or omission prejudices the Partnership or increases the likelihood that the Partnership will be required to make loans to the Borrowing Partner under Section 4.10(a).

It is the unambiguous and unequivocal intention of the Partnership that the Partnership shall be obligated to make loans to the Borrowing Partners notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described in this Section 4.10(b).

(d) The Partnership’s obligation under Section 4.10(a) to make loans to permit a Borrowing Partner to pay the outstanding principal and interest on such Borrowing Partner’s Partner Loan shall continue to be effective or be reinstated, as the case may be, if any payment on a Partner Loan must be refunded for any reason including any bankruptcy proceeding. In the event that the Lender must refund any payment received against the Partner Loan, any prior release from such obligations given to the Partnership by the Lender shall be without effect, and such obligation shall be reinstated in full force and effect. It is the intention of the Partnership that the Partnership’s obligations under this Section 4.10 shall not be discharged except by the final payment of the Partner Loan.

(e) For the purpose of permitting a Borrowing Partner to obtain a Partner Loan, the Partners agree that:

(1) any Borrowing Partner may grant, assign, transfer, mortgage, convey, or otherwise dispose of or encumber all or any part of the Borrowing Partner’s right, title, and interest in and to this Agreement, including this Section 4.10, to the Lender as security for the Borrowing Partner’s Partner Loan;

(2) any Borrowing Partner may assign its rights to demand and receive payment under Section 4.10(a) to the applicable Lender in connection with the making of any Partner Loan and notwithstanding the restrictions contained in Sections 4.2, 4.3, and 4.4 hereof, which are waived with respect to any such assignment, such Lender shall be entitled to demand and receive payment under Section 4.10(a) as the assignee of the Partner Borrower.

(f) There are no conditions precedent to the enforcement of the Partnership’s obligation under Section 4.10(a) to make advances to permit a Borrowing Partner to pay the outstanding principal and interest on a Partner Loan; it shall not be necessary for the Lender, in order to enforce payment by the Partnership, to exhaust the Lender’s remedies against the Borrowing Partner or any other person liable for payment of the Partner Loan, to enforce any security or support for the payment of the Partner Loan, or to enforce any other means of obtaining payment of the Partner Loan; and the Lender shall not be required to mitigate damages or take any other actions to reduce, collect, or enforce the Partner Loan.

ARTICLE V

GENERAL PARTNER AND MANAGEMENT

5.1 Management of Partnership Affairs. Subject to the limitations set forth in this Agreement, the right to manage and control the business and affairs of this Partnership shall be vested solely and exclusively in the General Partner, and the General Partner shall possess and enjoy all the rights and powers of partners of a partnership without limited partners to the extent permitted by the laws of the State of Texas; provided, however, the General Partner shall have no authority to (a) do any act in contravention of this Agreement; (b) do any act which would make it impossible to carry on the ordinary business of the Partnership; (c) confess a judgment against the Partnership; (d) possess Partnership Property for other than Partnership purposes; or (e) admit a person as a General Partner or a Limited Partner except as provided in this Agreement.

5.2 Rights and Obligations of the General Partner. The General Partner shall be required to manage the day-to-day Partnership affairs in a prudent and businesslike manner, and in accordance with good practices in the industry. Specifically, the General Partner is authorized and shall use its best efforts in performing the following functions and duties:

(a) Operating the Partnership business on a day-to-day basis;

(b) Keeping the Partners informed of Partnership operations through progress reports at such intervening periods as the General Partner deems appropriate and furnishing the Partners financial statements covered by the report of an accounting firm;

(c) Obtaining and maintaining with responsible companies such insurance as may be available, in such amounts, and covering such risks as the General Partner deems appropriate;

(d) Maintaining complete and accurate records with respect to Partnership business and transactions;

(e) Maintaining complete and accurate books of the Partnership, showing receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership’s business and affairs, including those sufficient to record allocations and distributions, and furnishing the Partners all reasonably necessary tax reporting information;

(f) Entering into, performing and carrying out contracts of any kind, on behalf of the Partnership, necessary to or incidental to, the accomplishment of the Partnership’s business;

(g) Assuring that the Partnership complies with and performs as required all conditions, covenants, and undertakings of whatever nature fixed in agreements or documents affecting the Partnership;

(h) Selling, exchanging, or otherwise disposing of all or any part of the assets of the Partnership;

(i) Borrowing money and issuing evidences of indebtedness and securing the same by mortgage, pledge, or other lien on any assets of the Partnership, in furtherance of any and all of the purposes of the Partnership;

(j) Prepaying in whole or in part, refinancing, recasting, increasing, modifying, or extending any mortgage on assets of the Partnership and in connection thereunto executing any extensions, renewals, or modifications of any mortgage on assets of the Partnership;

(k) Hiring and firing Partnership employees;

(l) Acquiring any property, real or personal, in fee or under lease, or any rights therein or appurtenant thereto, necessary or convenient for the purposes authorized under this Agreement;

(m) Making distributions to the Partners of the net cash flow from Partnership operations and establishing cash reserves to insure the availability of funds for taxes, insurance, and operating expenses of the Partnership;

(n) Carrying on any other activities necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as such activities may be lawfully carried on or performed by a partnership under the laws of the State of Texas; and

(o) Advancing funds to any of the Partners on such terms and conditions as the General Partner shall determine to be appropriate; provided, however, that the maximum aggregate amount of loans or advances to the Partners of the Partnership pursuant to this Section 5.2(o), Section 4.10, or any other provision of this Agreement shall not exceed $140,000,000 in the aggregate and the aggregate amount of loans or advances to a Partner pursuant to this Section 5.2(o), Section 4.10, or any other provision of this Agreement shall not exceed $1,750,000 per each one percent of Partnership Interest owned of record by that Partner plus, in each case, the amount of any interest, fees, or other amounts payable by such Partner by reason of a Partner Loan owed by such Partner to a Lender or to the Partnership, less, in each case, the amount of any distributions made to the Partners pursuant to Section 9.3 or 9.4 subsequent to September 15, 1995. The Partnership shall not advance funds to any of the Partners, or for the benefit of some but not all the Partners (and then only for if the benefits are in proportion to their interests in the Partnership), except as may be permitted by this Section 5.2(o) or Section 4.10 hereof.

5.3 Right to Rely on General Partner. Subject to the limitations imposed on the General Partner by the terms of this Agreement, the execution by the General Partner of contracts or agreements of any kind shall be sufficient to bind the Partnership. No person dealing with the General Partner shall be required to determine the authority of the General Partner to negotiate, make, or execute any undertaking on behalf of the Partnership, nor to determine any fact or circumstances bearing upon the existence of the General Partner’s authority, nor to determine the application or distribution of revenues or receipts derived therefrom, unless and until such person receives written notice from the Partnership to the contrary. No person, firm or corporation dealing with the Partnership shall be required to obtain any consents or other documentation as to the authority of the General Partner to take any action allowed by Section 5.2 or otherwise by this Agreement or to exercise any such rights or powers. Without limitation, no person or party to which a Partnership loan application is made shall be required to inquire into the purposes for which such loan is sought, and as between the Partnership and such person or party, it shall be conclusively presumed that the proceeds of such loan are to be and will be used solely for purposes authorized under this Agreement.

Any person or entity dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to: (a) the identity of the General Partner and the Limited Partners, (b) the existence or nonexistence of any fact that constitutes a condition precedent to acts by the General Partner or that is in any other manner germane to the affairs of the Partnership, (c) the person(s) and entity(ies) authorized to execute and deliver any instrument or document for the Partnership, or (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

5.4 Basis Election. If there is a distribution of property as described in Section 734 of the Code, or if there is a transfer of a Partnership Interest as described in Section 743 of the Code, the General Partner may, at its sole discretion, upon the request of any Partner, file on behalf of the Partnership an election under Section 754 of the Code to provide for an adjustment to the basis of the Partnership Property.

5.5 Tax Matters Partner. The Partners recognize that the General Partner will perform the functions of the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause all Partners to become “Notice Partners” within the meaning of Section 6222, et. seq. of the Code. The General Partner shall keep all partners informed of all matters which may come to the attention of the General Partner in performing the functions of the tax matters partner by giving the Partners notice thereof within 30 days after the General Partner becomes informed of any such matter.

5.6 Power of Attorney. By the execution of this Agreement or a counterpart hereof, each Limited Partner does irrevocably constitute and appoint the General Partner its true and lawful attorney-in-fact and agent to execute with full power and authority to act in its name, place and stead in executing all other documents which the General Partner deems necessary or reasonably appropriate:

(a) To qualify or continue the Partnership as a limited partnership (or a partnership in which special partners have limited liability);

(b) To reflect a modification of the Partnership or an amendment of this Agreement and/or the Certificate;

(c) To reflect the dissolution and termination of the Partnership; or

(d) To comply with any assumed name statute.

The power of attorney granted herein:

(x) Shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the dissolution, liquidation or termination of a Limited Partner;

(y) May be exercised by the General Partner for each Limited Partner (or any of them) by listing all (or any) of the Limited Partners required to execute any such instrument with a simple signature of the General Partner acting as attorney-in-fact for all (or any one) of them, or in such other manner, including by facsimile signature, as the General Partner may deem appropriate; and

(z) Shall be binding on any assignee or vendee of a Limited Partnership interest hereunder, or any portion thereof including only the distributive rights relating thereto.

5.7 Admission of Additional General Partners. An additional General Partner shall not be admitted without first securing the unanimous written consent of all Partners.

5.8 Resignation of a General Partner and Assignment of a General Partner’s Interest. The General Partner may not resign or withdraw from the Partnership or sell, assign, transfer, or otherwise dispose of, voluntarily or by operation of law, all or any portion of its Partnership Interest without first obtaining the written unanimous consent of all Partners to the proposed resignation, withdrawal, sale, assignment, transfer, or other disposition.

5.9 Liability Among Partners; Indemnification. No Partner shall be liable or obligated to any other Partner or to the Partnership for any mistake of fact or judgment made by a Partner in fulfilling its obligations to the Partnership pursuant to the Agreement that results in any loss to the Partnership unless fraud, willful malfeasance, or gross negligence shall be proven in a court of law. To the fullest extent permitted by the Act or other applicable law, the General Partner and its respective employees shall be indemnified and held harmless by the Partnership for and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, arising out of or incidental to the General Partner’s management of the Partnership affairs or to any person’s acting as an employee of the General Partner with respect to Partnership affairs; provided, however, that neither the General Partner nor any employee shall be entitled to indemnification hereunder where the claim at issue is based upon: (a) a matter entirely unrelated to the General Partner’s management of the Partnership affairs; (b) the proven fraud, gross negligence, or willful misconduct of the General Partner or any employee; or (c) the proven breach by the General Partner of any provision of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourse to which the General Partner or employee shall be entitled, whether pursuant to some other provision of this Agreement, at law, or in equity.

ARTICLE VI

CAPITAL ACCOUNTS

6.1 Initial Capital Contributions. Contributions have heretofore been made to the Partnership by some of the Partners (or the predecessors thereof) and contributions will be made to the Partnership contemporaneously with the execution hereof by the Partners.

The Partners may contribute additional capital to the Partnership at any time and may, consistent with the provisions hereof, amend this Agreement to provide for any right to distributions which is acquired by reason of such contribution.

6.2 Maintenance of Capital Accounts. The capital account balance of each of the Class A Limited Partners and the General Partner at March 31, 1995, are set forth on Exhibit C attached hereto. The partnership shall not increase or decrease the capital accounts to reflect a revaluation of partnership property upon the admission of the Class B Limited Partners. Subsequent to March 31, 1995, the capital account of each partner shall be (i) increased by the amount of cash and the fair market value of any property contributed to the Partnership by such Partner and with any profits, income, or gain allocated to such Partner, and (ii) decreased by the amount of cash and the fair market value of any property distributed to such Partner by the Partnership and with any deductions and losses allocated to such Partner. For purposes of the preceding sentence, profits, income, gain, deductions and losses shall be determined in accordance with the Treasury Regulation Sec. 1.704-1(b)(2)(iv) et seq., without regard to the provisions of Treasury Regulation Sec. 1.704-1(b)(2)(iv)(f) with respect to revaluations in certain events). Notwithstanding the foregoing, items allocated pursuant to the last paragraph of Section 7.2 hereof shall not affect the balance of the capital accounts of the Partners.

6.3 Additional Funds. In the event that additional funds (that is, funds in excess of the initial capital contributions of the Partners) are necessary for Partnership operations, such funds shall be obtained by the General Partner who shall have the authority to borrow such funds as may be necessary from a lending institution or other source (including any Partner), pursuant to Section 5.2. If any or all of the Partners make such loans to the Partnership, they shall be paid interest on such loans in an amount equal to the interest that the Partnership would be required to pay to borrow such funds from outside sources. Loans made by the Partner(s) to the Partnership shall be repaid in the same manner as loans made to the Partnership by outside third parties, such as banks, except as otherwise provided by law.

ARTICLE VII

PARTNERSHIP ACCOUNTING

7.1 Allocation of Items of Income and Gain. Except as provided in Section 7.4, items of income and gain of the Partnership (whether from operations of the Partnership or from any sale or other disposition of any of the Partnership Property) which are recognized in a taxable year of the Partnership shall be allocated for federal, state and local income tax purposes and shall be credited to the Partner’s capital accounts in the following priority:

(a) First, to the Partners in the ratio of their Partnership Interests until the amount allocated pursuant to this sentence is equal to the amount theretofore allocated to the Partners pursuant to Section 7.2(d).

(b) Second, 1.168%, to the General Partner and 98.832% to the Class A Limited Partners as a class until the result of such allocation has been to increase the capital account balance of each Class A Limited Partner to the sum of (1) the Preferred Capital Balance of each Class A Limited Partner at the end of the taxable year and (2) the Unpaid Preferred Return of each Class A Limited Partner at the end of the taxable year.

(c) Third, 1.168% to the General Partner and 98.832% to the Class B Limited Partners as a class until the result of such allocation has been to increase the sum of the Class B Limited Partners’ capital account balances to (i) $40,081,600 reduced by (ii) the sum of the amounts theretofore distributed to the Class B Limited Partners pursuant to Section 9.4(c).

(d) Fourth, to the Partners in proportion to their Partnership Interests.

Items which are allocated to the Class A Limited Partners or the Class B Limited Partners, as a class, pursuant to the foregoing shall be divided among the members of such class in the ratio of their Partnership Interests.

7.2 Allocation of Items of Deduction and Loss. After allocations have been made for a taxable year pursuant to Section 7.1 hereof, the items of deduction and loss which are recognized by the Partnership for a taxable year shall be allocated for federal, state and local income tax purposes and shall be debited to the Partner’s capital accounts in the following priority:

(a) First, to the Partners in the ratio of their Partnership Interests until the result of such allocation has been to reduce the capital account balance of each Class A Limited Partner to the sum of (1) the Preferred Capital Balance of a Class A Limited Partner at the end of such taxable year and (2) the Unpaid Preferred Return of a Class A Limited Partner at the end of such taxable year.

(b) Second, 1.168% to the General Partner and 98.832% to the Class B Limited Partners as a class until the result of such allocation has been to reduce the capital account balances of the Class B Limited Partners to zero.

(c) Third, 1.168% to the General Partner and 98.832% to the Class A Limited Partners as a class until the result of such allocation has been to reduce the capital account balances of the Class A Limited Partners to zero.

(d) Fourth, to the Partners in the ratio of their Partnership Interests.

Items which are allocated to the Class A Limited Partners or the Class B Limited Partners, as a class, pursuant to the foregoing shall be divided among the members of such class in the ratio of their Partnership Interests.

On March 31, 1995, the Partnership had established on its financial books, accounts (“Tax Timing Differences”) which have not yet been recognized for federal, state or local income tax purposes. These accounts include but are not limited to warranty liabilities, workers’ compensation reserves, depreciation, and other similar items. Notwithstanding the other provisions of this Agreement, deductions in an aggregate amount which is equal to the total net Tax Timing Differences at March 31, 1995, which are recognized by the Partnership after the execution hereof, which would but for this paragraph, be allocated pursuant to the other provisions of this Section 7.2 and which are either (a) deductions in respect of Tax Timing Differences or (b) deductions in respect of other items which the General Partner determines to allocate pursuant to this sentence shall be allocated to the General Partner and the Class A Limited Partners pro rata for federal, state and local income tax purposes.

7.3 Allocations Upon Admission of Additional Partners or Transfers of Partnership Interest. A Person shall be treated as having become a Limited Partner on such date as the books of the Partnership are marked to reflect such Person’s admission as a Limited Partner or the sale, assignment, or transfer to such Person is recognized by the Partnership pursuant to Section 4.2. All items of Partnership income, expense, gain, loss, and deduction shall be determined on the basis of an interim closing of the Partnership’s books on an accrual basis on each such date.

7.4 Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Partner in an amount sufficient to eliminate any deficit in such Partner’s capital account created by such adjustments, allocations, or distributions as quickly as possible. This Section is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

After an allocation is made pursuant to this Section, the Partnership shall allocate items of deduction and loss which are recognized thereafter so as to cause the capital account balances of the Partners to be equal, as rapidly as possible, to the amounts which such balances would be if this Section were not a part of this Agreement.

7.5 Depreciation Recapture. Notwithstanding the above, to the extent possible, all Partnership gains resulting from a sale, or other taxable disposition of all or a portion of the Partnership Property that are recaptured as ordinary income shall be allocated among the Partners in the same ratio as the depreciation deductions giving rise to such gain were allocated.

7.6 Amendments. The General Partner may amend the provisions of this Article VII, after consultation with the Partnership’s tax advisors, in such a manner as it deems appropriate, to cause the allocation of the Partnership’s items of income, gain, loss, deduction and credit, for federal, state and local income tax purposes, to be made in the manner required by applicable law; provided, however, that no such amendment shall affect the provisions of Article IX with respect to the amount or time at which any Partner is entitled to receive a distribution.

7.7 Effect of Original Agreement. Items of income, gain, loss, deduction and credit which are recognized on or prior to March 31, 1995 for federal, state or local income tax purposes by the Partnership shall be allocated pursuant to provisions of the Original Agreement.

ARTICLE VIII

COMPENSATION

8.1 Compensation of Partners. Except as otherwise specifically provided herein, neither the General Partner nor any Limited Partner shall be entitled to any compensation by way of a percentage return on capital accounts other than the share of profits and cash flow herein otherwise provided.

8.2 Management Fee. The General Partner shall not be entitled to a management fee for services rendered to the Partnership.

ARTICLE IX

ACCOUNTING MATTERS; DISTRIBUTIONS

9.1 Fiscal Year and Annual Audit. The Partnership fiscal year shall be the calendar year. The Partnership books shall be kept on the accrual basis in accordance with generally accepted accounting principles and shall be maintained at Partnership expense by such accounting firms as the General Partner shall designate.

9.2 Distributions in respect of Income Taxes. Unless such a distribution would be a violation of a debt instrument to which the Partnership is a party, the General Partner shall cause the Partnership to make distributions from time to time in amounts which are sufficient for each Partner to pay timely estimated and actual federal, state and local income taxes with respect to such Partner’s distributive share of the income of the Partnership. In determining the amount of distributions which are required pursuant to the preceding sentence, the General Partner shall assume that each Partner is subject to federal, state and local income taxes at the maximum rate then applicable to such Partner.

Any distribution made pursuant to this Section shall be treated as an advance of distributions to which such Partner is entitled pursuant to Section 9.3(a) and (c) or Section 9.4(a) or (d), as appropriate, for all purposes of this Agreement, including the computation of the Preferred Capital Balance of each Partner and the Unpaid Preferred Return of each Partner, as having been made pursuant to the pertinent provision of such Section 9.3 or Section 9.4.

9.3 Net Cash Flow Distributions. Distributions of Net Cash Flow shall be made to the Partners as follows:

(a) First, 1.168% to the General Partner and 98.832% to the Class A Limited Partners, as a class, until the Class A Limited Partners, as a class, shall have received distributions pursuant to this sentence or Section 9.4(a) in an amount equal to their then Unpaid Preferred Return;

(b) Second, 1.168% to the General Partner and 98.832% to the Class A Limited Partners, as a class, until the Preferred Capital Balance of each Class A Limited Partners shall have been reduced to zero; and

(c) Third, the balance, if any, to the Partners in the ratio of their Partnership Interests.

Such distributions shall be made annually or at more frequent intervals as determined by the General Partner in accordance with Section 5.2.

Amounts distributed to the Class A Limited Partners, as a class, shall be distributed pro rata among such class in proportion to their Partnership Interests.

9.4 Distributions of Net Sale and Refinancing Proceeds. Distributions of Net Sale and Refinancing Proceeds shall be made as follows:

(a) First, 1.168% to the General Partner and 98.832% to the Class A Limited Partners, as a class, until the Class A Limited Partners, as a class, shall have received distributions pursuant to this sentence or Section 9.3(a) in an amount which is equal to their then Unpaid Preferred Return at the time;

(b) Second, 1.168% to the General Partner and 98.832% to the Class A Limited Partners as a class, until the Preferred Capital Balance of each Class A Limited Partner shall have been reduced to zero;

(c) Third, 1.168% to the General Partner and 98.832% to the Class B Limited Partners, as a class, until the Class B Limited Partners as a class shall have been distributed an amount equal to $40,081,600 pursuant to this sentence; and

(d) Fourth, the balance, if any, to the Partners in the ratio of their Partnership Interests.

Amounts distributed to the Class A Limited Partners or the Class B Limited Partners, as a class, shall be distributed pro rata among the members of such class in proportion to their Partnership Interests.

9.5 Reserves. The General Partner may set aside as a reserve for contingencies or expend for any Partnership purpose any portion of Net Cash Flow or Net Sale or Refinancing Proceeds reasonably necessary or appropriate for taxes, insurance, indebtedness and operating expenses of the Partnership. Net Cash Flow and Net Sale or Refinancing Proceeds available for distribution will be determined by the General Partner after it creates any such reserves or makes any such expenditures.

9.6 Distributions in Kind. At any time or from time to time the General Partner may, in its sole discretion, determine to make all or a part of a distribution permitted under Section 9.4 in property other than cash. Any property distributed shall be deemed to be sold for its fair market value, and any gain or loss associated with such deemed sale shall be included in determining Net Sale and Refinancing Proceeds for the applicable period. Any such non-cash distribution shall be made in accordance with Section 9.4.

9.7 Effect of Certain Advances and Loans. For purposes of dividing distributions that are made pursuant to Section 9.3, 9.4, 9.6, or 10.4, any advance made to a Class A Limited Partner pursuant to Section 4.10, Section 5.02(o), or otherwise pursuant to this Agreement and that has not been repaid at the time of a distribution shall be treated as an amount that was distributed to such Class A Limited Partner and for purposes of calculating such Partner’s Preferred Return, any such advance shall cause the Preferred Return on the portion of such Partner’s Preferred Capital Balance that is less than or equal to the amount of any such advance from time to time to be calculated using the rate of interest on such advance, as it may vary from time to time, rather than the 15% rate specified in Section 2.1(s).

9.8 Repayments of Advances. Amounts that would have been distributed to a Partner but for the application of such amount to repay advances by the Partnership to such Partner or interest or other amounts in respect of any such advances to such Partner shall be considered for purposes of determining the rights of Partners to other amounts that are distributed by the Partnership pursuant to this Agreement as having been distributed to such Partner pursuant to the provision of this Agreement pursuant to which it would have been distributed but for such application.

ARTICLE X

DISSOLUTION

10.1 Dissolution and Termination of the Partnership. The Partnership shall be dissolved upon:

(a) December 31, 2050;

(b) An event of withdrawal (as defined in the Act) of the General Partner;

(c) The execution of a written agreement to dissolve the Partnership by all Partners;

(d) Within a reasonable period of time, as determined by the General Partner, after the sale or other similar disposition of all or substantially all of the Partnership Property;

(e) Entry of a decree of judicial dissolution under the Act; or

(f) The occurrence of any other event or circumstances which, by law, results in the Partnership being dissolved.

10.2 Continuation of the Partnership. In the event of dissolution of the Partnership pursuant to an event in Section 10.1(b) hereof or Section 8.01(3) of the Act, except as otherwise agreed by a majority vote of the Partners (voting in proportion to their Partnership Interests) not causing the dissolution, the Partnership shall be reconstituted and its business continued without being wound up if there remains at least one General Partner and that General Partner carries on the business of the Partnership. In the event of dissolution of the Partnership pursuant to an event in Section 10.1(a), (b), (d) or (f) hereof or Section 8.01(1) or (3) of the Act, the Partnership may be reconstituted and its business continued without being wound up if within 90 days after the occurrence of the event of dissolution, if the dissolution is under Section 10.1 hereof, or the date of the withdrawal of the General Partner, if dissolution is under Subdivision (1) of Section 8.01 of the Act or Section 10.1(b) hereof, all remaining Partners agree in writing to continue the business of the Partnership and, to the extent that they desire or if there is no remaining General Partner, agree to the appointment, effective as of the date of withdrawal, of one or more new general partners. Absent the appropriate action to continue the Partnership, the Partnership shall be terminated, liquidated, and wound up as provided for herein. In the event of a reconstitution: (i) the interest of any withdrawing Partner shall, if applicable, be converted to a limited partner interest, and (ii) the successor to any interest of a Partner subject to a bankruptcy proceeding (as provided in Section 4.02(a)(4) of the Act) shall thereafter have only the interest of an assignee and shall receive the allocations and distributions to which it is entitled.

10.3 Accounting. Upon such dissolution, an accounting shall be made of the accounts of the Partnership, the account of each Partner thereof, and of the Partnership’s assets, liabilities, and operations, from the date of the last previous accounting to the date of such dissolution.

10.4 Liquidation and Priorities on Distribution. Upon the occurrence of any event which causes the dissolution of the Partnership, as set forth in Article 10.1 hereinabove, the General Partner, or if there is no remaining General Partner, a liquidating trustee appointed by the Limited Partners, shall act as Liquidating Trustee and immediately proceed to terminate the business and wind up the affairs of the Partnership. In such capacity, the Liquidating Trustee shall sell the Partnership Property at such prices and on such terms as the Liquidating Trustee, in the exercise of its best business judgment under the circumstances then presented, deems in the best interest of all the Partners. The proceeds of any such sale and all Partnership cash shall be distributed in the following order.

(a) first, to the payment of all debts and liabilities of the Partnership including payment of any loans made to the Partnership by a Partner and the costs and expenses incurred in connection with the winding up of the Partnership;

(b) second, to establish such cash reserves as the Liquidating Trustee may deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

(c) third, the remaining Partnership funds shall be distributed (notwithstanding any other provision hereof to the contrary) to the Partners in accordance with Section 9.4.

If a disposition of the Partnership Property has been made on terms that produce a note or contract receivable to the Partnership, the dollar value attributable to each Partnership Interest in such note or contract receivable distributed pursuant to this Article 10.4 shall be, as to any distributee thereof, its pro rata portion of the face amount thereof, and the Liquidating Trustee shall be obliged to make liquidating distributions in a fashion such that the Limited Partners and the General Partner each are distributed a ratable share of cash items and a ratable share of receivables according to their respective total rights to liquidation distributions. In no event shall any Limited Partner be required to accept a distribution of Partnership Property other than cash or a note or contract receivable as described immediately above without the consent of such Limited Partner. If Partnership Property other than cash or a note or contract receivable is distributed pursuant to the foregoing sentence, such distribution shall be made at a Fair Market Value of such Partnership Property.

10.5 Final Termination. Upon the completion of the liquidation of the Partnership, and the distribution of all Partnership funds and property, the Partnership shall terminate and the Partners shall have the authority to execute and record all documents required to effect the dissolution and termination of the Partnership.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Except as otherwise specifically provided herein, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given to a Partner when received at the address of that Partner set out on Exhibit “A” hereto. Any Partner may change its address by giving notice in writing, stating its new address, to the General Partner.

11.2 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT CONSIDERATION OF ITS CONFLICT OF LAW PROVISIONS.

11.3 Amendments. If the General Partner shall propose in writing to the Partners the adoption of an amendment to this Agreement and if within a reasonable time thereafter (such time to be specified in the proposal), at least sixty percent (60%) in interest of the Partners (voting in proportion to their Partnership Interests) give their written consent thereto, then such amendment shall become effective as of the date specified in the proposal; provided, however, that no amendment of this Agreement (i) may amend this Section 11.3, Section 5.2(o), or Article IV without the consent of all of the Partners or (ii) do any of the following:

(a) convert a Limited Partner’s interest into a General Partner’s interest;

(b) increase the liability of a Limited Partner,

(c) alter the interest of any Partner in Net Cash Flow or Net Sale and Refinancing Proceeds; or

(d) increase the responsibilities of, or diminish the rights or protections of, the General Partner under this Agreement;

(e) modify the method set out in Article IX of determining the distribution of Net Cash Flow and Net Sale and Refinancing Proceeds and the order thereof without, in the case of an item listed in this clause (ii), the consent of each Partner adversely affected by such modification.

11.4 Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Partners, and their respective legal representatives, beneficiaries, heirs, successors, and assigns.

11.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one (1) instrument.

11.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the State of Texas. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

11.7 Arbitration. To the fullest extent permitted by law, any controversy arising between the Partners and the Partnership, among the Partners with respect to the operation of the Partnership, or with respect to the interpretation or performance of this Agreement shall, upon the demand of any Partner, whether before or after the institution of any judicial proceeding, be submitted to and resolved by binding arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that no arbitrator shall, without the consent of each party to the arbitration at the time of selection thereof be, or have been within the immediately preceding five years, a resident of Harris County, Texas or any county adjacent to Harris County, Texas. The cost of any such arbitration (other than attorney’s fees of the parties) shall be borne by the Partnership, unless the arbitrator determines that such cost shall be borne by one or more of the Partners or shared in any other manner.

11.8 Entire Agreement. This Agreement contains the entire agreement among the parties relative to the Partnership, its formation and operations. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

DATED as of the 31st day of March, 1995.

GENERAL PARTNER:

GOODMAN HOLDING COMPANY

By:	/s/ Thomas O. Burkett
Thomas O. Burkett, President

CLASS A LIMITED PARTNERS:

/s/ Meg L. Goodman
Meg L. Goodman, Trustee of the Lucy Hughes Abell 1991 Trust and not individually

/s/ Meg L. Goodman
Meg L. Goodman, Trustee of the Samuel Houston Abell 1991 Trust and not individually

/s/ Harriett S. Goodman
Harriett S. Goodman, Trustee of the Daniel Children’s 1991 Trust and not individually

/s/ Betsy G. Abell
Betsy G. Abell, Trustee of the JBG Children’s 1991 Trust and not individually

CLASS B LIMITED PARTNERS:

/s/ John B. Goodman

John B. Goodman, Trustee of the Hutton Gregory

Goodman 1994 Trust, the Hannah Jane Goodman

1994 Trust, the Mary Jane Goodman 1994 Trust,

and the Harold Viterbo Goodman II 1994 Trust, and

Co-Trustee of the Meg Goodman Daniel 1984

Grantor Trust, the Betsy Goodman Abell 1984

Grantor Trust, the John Bailey Goodman 1984

Grantor Trust, and the Harold G. Goodman 1984

Grantor Trust and not individually

/s/ Meg L. Goodman
Meg L. Goodman, Co-Trustee of the Meg Goodman Daniel 1984 Grantor Trust and not individually

/s/ Betsy G. Abell
Betsy G. Abell, Co-Trustee of the Betsy Goodman Abell 1984 Grantor Trust and not individually

/s/ Thomas R. Reckling III
Thomas R. Reckling III, Co-Trustee of the John Bailey Goodman 1984 Grantor Trust and not individually

/s/ Harold G. Goodman
Harold G. Goodman, Co-Trustee of the Harold G. Goodman 1984 Grantor Trust and not individually